Exhibit 99.1

UNDER ARMOUR APPOINTS CAROLYN EVERSON AND PATRICK WHITESELL TO ITS BOARD OF DIRECTORS

Long-standing Director Harvey Sanders to Retire March 31st

BALTIMORE, Jan. 31, 2023 – Under Armour, Inc. (NYSE: UA, UAA) today announced the appointment of Carolyn Everson and Patrick Whitesell as members of its Board of Directors effective Feb. 1, 2023. In addition, longtime member Harvey Sanders will retire from Under Armour’s Board on March 31, 2023. As previously announced, Stephanie Linnartz will join the company as President, Chief Executive Officer, and a member of its Board of Directors, effective February 27, 2023.

“We are thrilled to welcome Carolyn and Patrick to our Board of Directors,” said Kevin Plank, Under Armour Executive Chair and Brand Chief. “These two powerhouse executives, whose experience ranges across complex brand strategy, media, technology, advertising and sports and entertainment management, will be a tremendous collective resource as we continue to focus on our global brand and digital growth. Along with Stephanie, these appointments will bring significant strength to our Board. I look forward to partnering with Carolyn and Patrick to make UA better for our athletes while building long-term value for Under Armour shareholders”.

Harvey Sanders has served on Under Armour’s Board of Directors since November 2004 and is currently chair of the company’s Human Capital and Compensation Committee. He joined the Under Armour Board following a distinguished career, including as CEO & Chairman of the Board of Nautica Enterprises from 1993 to 2003.

“I want to thank Harvey for more than 18 years of Board service to the brand, dating back to our early beginning, before Under Armor became a public company,” said Plank. “I am sincerely grateful for his leadership, mentorship, and care toward the UA Team and our great brand.”

About Carolyn Everson

Ms. Everson has served since January 2023 as a Senior Advisor for Permira, a private equity firm focused on technology and consumer brands. Before joining Permira, she served as President of Instacart; before that, she was Vice President of the Global Business Group, at Meta Platforms, Inc., from March 2011 to June 2021. Before joining Meta, Carolyn held Advertising leadership positions at Microsoft & Viacom. In addition, she is a board member of The Walt Disney Company and The Coca-Cola Company. She also serves on the boards of Villanova University, the Humane Society of the United States, and Columbia Medical School. In addition, she is a member of the Council of Foreign Relations. Everson earned a bachelor’s degree in liberal arts and communications from Villanova University and a master’s degree in business administration from Harvard Business School.

About Patrick Whitesell

Mr. Whitesell has served since October 2017 as Executive Chairman of Endeavor Group Holdings, a global sports and entertainment company composed of industry-leading entities including entertainment agency WME; sports, fashion, events and media company IMG; and premier mixed martial arts organization UFC. He also serves on Endeavor’s Board of Directors.

Previously, Mr. Whitesell served as Endeavor’s Co-Chief Executive Officer, following his role as Co-Chief Executive Officer of WME. Mr. Whitesell also serves on the Board of Directors of Learfield and is a graduate of Luther College.

About Under Armour, Inc.

Under Armour, Inc., headquartered in Baltimore, Maryland, is a leading inventor, marketer, and distributor of branded athletic performance apparel, footwear, and accessories. Designed to empower human performance, Under Armour’s innovative products and experiences are engineered to make athletes better. For further information, please visit http://about.underarmour.com.

# # #

Under Armour Contacts:
Lance Allega Jessica Graves
SVP, Investor Relations & VP, Global Corporate Communications & Corporate Development Community Impact
(410) 246-6810 (570) 202-6995